UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Report for Event: October 11, 1995

INDENET, INC.
(Exact name of registrant as specified in its charter)

Delaware             0-18034             68-0158367
(State or other     (Commission         (IRS Employer
jurisdiction of      File No.)           Identification No.)
incorporation)

1640 N. Gower Street, Los Angeles, CA 90028
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: (213) 466-6388

Not applicable
(Former name and address)

Item 1.  Changes in Control of Registrant.

     Not applicable.

Item 2.  Acquisition or Disposition of Assets.

     Not applicable.

Item 3.  Bankruptcy or Receivership

     Not applicable.

Item 4.  Changes in Registrant's Certifying Accountant.

     Not applicable

Item 5.  Other Events.

     On September 11, 1995, the Company entered into an Asset Purchase and Contribution Agreement (the "Acquisition Agreement") with Channelmatic, Inc. pursuant to which the Company agreed to purchase most of the assets, business and operations of Channelmatic. On October 11, 1995, the Company received from Channelmatic, Inc. all of the disclosure schedules related to the Acquisition Agreement. Pursuant to the Acquisition Agreement, the Company agreed to form a subsidiary (the "Channelmatic Subsidiary") that will, after the consummation of the transactions contemplated by the Acquisition Agreement, own all of the assets of Channelmatic and will continue Channelmatic's operations. The Channelmatic Subsidiary will operate under the "Channelmatic, Inc." name. After the consummation of the acquisition, the Company will own 66.67% of the outstanding capital stock of the Channelmatic Subsidiary, and the seller (the Company formerly known as Channelmatic) will own 33.33% of the subsidiary's capital stock.

     The purchase price to be paid by the Company for its 66.67% interest in the Channelmatic Subsidiary will consist of the following: (i) $4,500,000, payable in cash at the closing; (ii) a $1,102,500 promissory note; and (iii) 1,530,000 unregistered shares of the Company's Common Stock. In addition, the Company has agreed to contribute $3,000,000 to the capital of the Channelmatic Subsidiary, which amount will be payable over an 18-month period with interest at an 8.0% rate. The Company also has obtained a five-year option (the "Option") to purchase some or all of the remaining 33.33% interest in the Channelmatic Subsidiary for a purchase price of up to $6,000,000 on a pro rata basis. The option price is required to be paid in cash.
However, at the option of the holder of the 33.33% interest, up to 50% of the Option exercise price may be paid in shares of the Company's Common Stock in lieu of cash. If the Option is exercised during the first three years following the acquisition of Channelmatic, the number of shares, if any, to be issued by the Company upon the exercise of the foregoing Option shall be based on a value equal to the midpoint between the then-current trading price of the Common Stock and $2.00 per share. If the Option is exercised during the fourth or fifth year of the Option, the shares to be issued, if any, will be valued at $2.00 per share. The cost of the option is $110,000 and must be renewed annually.

     The $1,102,500 loan bears interest at a rate of 8% per annum and, commencing six months after the consummation of the acquisition, requires the Company to make monthly payments of principal and interest equal to $29,845. Based on the foregoing payment schedule, the entire promissory note will be paid in full within 51 months after the closing date of the acquisition. The Company's obligations under the promissory note will be secured by a lien on the Company's 66.67% capital stock interest in the Channelmatic Subsidiary, a blanket lien on substantially all of the Channelmatic Subsidiary's assets, and by a guaranty of the Channelmatic Subsidiary.

     In connection with the Acquisition Agreement, certain principal shareholders of the Company shall be required to vote the shares of the Company's Common Stock owned by them in favor of the election of William D. Killion, or any other designee of the seller, to the Board of Directors of the Company. The foregoing voting arrangement shall remain in effect until the option to purchase the 33.33% of the Channelmatic Subsidiary is exercised or Mr. Killion's employment with the Channelmatic Subsidiary is terminated. Mr. Killion currently is the Chairman of the Board, Chief Executive Officer and sole shareholder of Channelmatic, Inc. Pursuant to an employment agreement to be entered into between Mr. Killion and the Channelmatic Subsidiary, Mr. Killion will serve as the Channelmatic Subsidiary's Chairman of the Board and an advisor to the Channelmatic Subsidiary until the Option is exercised. Mr. Killion's annual salary shall be $90,000 per year for the first five years of employment and, if he is still employed thereafter, will increase to $200,000 per year.

     The acquisition of Channelmatic is scheduled to close after certain conditions - including the performing of due diligence procedures and consummation of certain financing have been satisfied. Management believes that these conditions will be satisfied.

     Channelmatic, Inc. is a leading designer and manufacturer, integrator and marketer of digital and analog television automation equipment.

Item 6.  Resignations of Registrant's Directors.

     Not applicable

Item 7.  Financial Statements and Exhibits.

     Exhibit No.    Description

     10.1      Asset Purchase and Contribution Agreement, dated
September 11, 1995 between the Company and Channelmatic. Filed without exhibits.

Item 8.  Change in Fiscal Year.

     Not applicable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   INDENET, INC.

Date:  October 16, 1995.           By:  /s/ Lewis K. Eisaguirre
                                        Lewis K. Eisaguirre
                                   Its: Chief Financial Officer
                                        and Secretary